UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2006
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware		77-0148231
(State or Other Jurisdiction of Incorporation)	000-15867 (Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5
San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 943-1234
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On December 19, 2006, Cadence Design Systems, Inc. (“Cadence”) issued $250 million aggregate principal amount of its 1.375% Convertible Senior Notes due 2011 (the “2011 notes”) and $250 million aggregate principal amount of its 1.500% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) to certain initial purchasers (collectively, the “initial purchasers”). The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
     The 2011 notes are governed by an indenture, dated as of December 19, 2006 (the “2011 indenture”), between the Cadence and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The 2013 notes are governed by an indenture, dated as of December 19, 2006 (the “2013 indenture” and, together with the 2011 indenture, the “indentures”), between Cadence and the Trustee.
     The 2011 notes will bear interest at a rate of 1.375% per year and the 2013 notes will bear interest at a rate of 1.500% per year, in each case payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning on June 15, 2007. The 2011 notes and the 2013 notes will mature on December 15, 2011 and December 15, 2013, respectively, in each case unless earlier repurchased or converted. The closing of the sale of the notes occurred on December 19, 2006. The notes are convertible, in certain circumstances, into shares of Cadence’s common stock, par value $0.01 per share (the “Cadence common stock”). Holders of the notes who convert their notes in connection with a fundamental change, as defined in the applicable indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, in the event of a fundamental change, the holders of the notes may require Cadence to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. For additional information about the conversion rights of the notes, see Item 3.02 of this Current Report on Form 8-K.
     The notes and the underlying Cadence common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     In connection with the sale of the notes, Cadence entered into a registration rights agreement, dated as of December 19, 2006, with the representatives of the initial purchasers (the “registration rights agreement”). Under the registration rights agreement, Cadence has agreed to use its reasonable best efforts to cause to become effective, within 270 days after the closing of the offering of the notes, a shelf registration statement with respect to the resale of the notes and the shares of Cadence common stock issuable upon conversion of the notes. Subject to certain exceptions, Cadence shall use its reasonable best efforts, subject to provisions of the registration rights agreement, to keep the shelf registration statement continuously effective in order to permit the prospectus forming a part thereof to be usable by holders until the earlier of (i) the second anniversary of the closing date and (ii) such time as the securities cease to be Registrable Securities. Cadence will be required to pay additional interest, subject to some limitations, to the holders of the notes if it fails to comply with its obligations to register the notes and the Cadence common stock issuable upon conversion of the notes.
     In connection with the sale of the notes, Cadence entered into convertible note hedge transactions with respect to its common stock (the “convertible note hedge transactions”), with affiliates of initial purchasers. The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, approximately 23.6 million shares of Cadence common stock. Cadence used an aggregate of approximately $120 million of the net proceeds from the sale of the notes for the convertible note hedge transactions. The convertible note hedge transactions are intended to offset a portion of the potential dilution upon conversion of the notes in the event that the market value per share of Cadence common stock at the time of exercise is greater than the strike prices of the convertible note hedge transactions, which equals the initial conversion price of the notes and are subject to adjustments substantially identical to the anti-dilution adjustment provisions applicable to the conversion price of the notes (see Item 3.02 below). If the market value per share of Cadence common stock, as measured under the convertible note hedge transactions, at the time of any exercise of the convertible note hedge transactions is above the strike price of the convertible note hedge transactions, the convertible note hedge transactions entitle Cadence to receive from affiliates of certain of the initial purchasers a net number of shares of Cadence common stock based on the excess of the then current market price of the Cadence common stock over the strike price of the convertible note hedge transactions.
Item 3.02. Unregistered Sales of Equity Securities.
     On December 14, 2006, Cadence entered into a definitive agreement to offer and sell the notes. The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes are convertible, as described below, into Cadence common stock at an initial conversion rate of 47.2813 shares of common stock per $1,000 principal amount of notes equivalent to a conversion rate of approximately $21.15 per share of common stock, subject to adjustment. If the notes convert, they will be convertible into cash up to their principal amount and shares of Cadence common stock for conversion value in excess of the principal amount, if any.
     Holders of the 2011 notes may freely convert their 2011 notes on or after November 2, 2011 until the close of business on the scheduled trading day immediately preceding the maturity date. Holders of the 2013 notes may freely convert their 2013 notes on or after November 1, 2013 until the close of business on the scheduled trading day immediately preceding the maturity date. Prior to November 2, 2011, in the case of the 2011 notes, and November 1, 2013, in the case of the 2013 notes, holders may convert their notes under any of the following conditions:
•	during the five business-day period after any five consecutive trading-day period in which the trading price per note for each day of such period was less than 98% of the product of the last reported sale price of Cadence common stock and the conversion rate on each such day; or
•	during any calendar quarter after the calendar quarter ending March 31, 2007, if the last reported sale price of Cadence common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or
•	upon the occurrence of specified corporate transactions.
     Cadence expects to pay an estimated aggregate of approximately $13 million of offering expenses in connection with the transaction, including discounts and commissions. The offering closed on December 19, 2006 .
     Also on December 14, 2006, Cadence agreed to sell warrants to acquire, subject to customary antidilution adjustments, common stock of Cadence in separate warrants transactions entered into with affiliates of the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The warrants have an exercise price of $31.50 per share, which is 75% higher than the closing price of Cadence’s common stock on December 13, 2006. Cadence expects to receive aggregate proceeds of approximately $39 million from these transactions. If the market price of the Cadence common stock at the time of exercise of the applicable warrants exceeds the strike price of those warrants, Cadence will owe the affiliates of certain of the initial purchasers net shares of Cadence common stock in an amount based on the excess of the then current market price of the Cadence common stock over the strike price of the applicable warrants. If the market value of Cadence’s common stock at the maturity of the warrant transactions exceeds the strike price of the warrants, the dilution migration under the convertible note hedge transactions described above under Item 2.03 of this Current Report on Form 8-K will be capped, which means that there would be dilution from conversion of the notes to the extent the then market value per share of Cadence’s common stock, as measured under the convertible note hedge transactions, exceeds the strike price of the warrants at the time of conversion. Neither the warrants nor the underlying common stock of Cadence issuable upon conversion of the warrants have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Cadence is filing the information above under Item 3.02. However, as a result of the principal amount of the notes upon conversion being payable in cash as described above, the number of shares of common stock issuable upon conversion of the notes and the separate warrants may constitute less than 1% of the number of shares outstanding of the common stock of Cadence.
Item 8.01. Other Events.
     On December 14, 2006, Cadence issued a press release with respect to the foregoing transactions. As required by Rule 135c under the Securities Act of 1933, as amended, this press release is filed as exhibit 99.1 to this Current Report on Form 8-K
     On December 14, 2006, Cadence paid approximately $228 million to repurchase approximately 45% of its zero coupon zero yield senior convertible notes due 2023 (the “2023 notes”). In connection with the repurchase of a portion of the 2023 notes, Cadence terminated a portion of related convertible note hedge transactions, for which it received net proceeds of approximately $56 million. Separately, Cadence terminated a portion of certain warrant transactions it entered into in 2003, for which it paid approximately $10 million.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit	Description

99.1	Press release dated December 14, 2006 regarding the pricing of convertible senior notes of Cadence Design Systems, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 20, 2006

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ William Porter
William Porter
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated December 14, 2006 regarding the offering of convertible senior notes of Cadence Design Systems, Inc.